As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1702591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Park Ave
Florham Park, New Jersey	07932
(Address of Principal Executive Offices)	(Zip Code)

Celularity Inc. Amended and Restated 2017 Equity Incentive Plan

Celularity Inc. 2021 Equity Incentive Plan

Celularity Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Robert J. Hariri, M.D., Ph.D.

Chief Executive Officer

Celularity Inc.

170 Park Ave

Florham Park, New Jersey 07932

(Name and address of agent for service)

(609) 235-1010

(Telephone number, including area code, of agent for service)

Copies to:

Keary Dunn, Esq. Celularity Inc. 170 Park Ave Florham Park, New Jersey 07932 Tel: (609) 235-1010	Marianne Sarrazin, Esq. Goodwin Procter LLP Three Embarcadero Center San Francisco, California 94111 Tel: 415 733 6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
2021 Equity Incentive Plan
(Class A common stock, par value $0.0001 per share)	6,896,848	(2)	$8.51	(3)	$58,692,176.48	(3)	$5,440.76	(3)
(Class A common stock, par value $0.0001 per share)	14,018,435	(4)	7.04	(5)	98,689,782.40	(5)	9,148.54	(5)
2021 Employee Stock Purchase Plan
(Class A common stock, par value $0.0001 per share)	2,139,220	(6)	$7.04	(5)	$15,060,108.80	(5)	$1,396.07	(5)
Amended and Restated 2017 Equity Incentive Plan
(Class A common stock, par value $0.0001 per share)	21,601,221	(7)	$3.03	(3)	$65,451,699.63	(3)	$6,067.37	(3)
Total	44,655,724				$237,893,767.31		$22,052.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of the registrant’s Class A common stock reserved for issuance upon exercise of stock options outstanding under the Celularity Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on a weighted-average exercise price
(4)	Represents shares of the registrant’s Class A common stock initially reserved for future issuance under the 2021 Plan. To the extent that awards outstanding under the 2021 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of Class A common stock subject to such awards will be available for future issuance under the 2021 Plan.
(5)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s Class A common stock as reported on the Nasdaq Capital Market on September 30, 2021, which date is within five business days prior to the filing of this registration statement.
(6)	Represents shares of the registrant’s Class A common stock currently reserved for future issuance under the Celularity Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
(7)	Represents shares of the registrant’s Class A common stock reserved for issuance upon exercise of stock options outstanding under the Celularity Inc. Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”) as assumed by the registrant on July 16, 2021 pursuant to and in accordance with the Merger Agreement and Plan of Reorganization, dated January 8, 2021, by and among the registrant, Alpha First Merger Sub, Inc., Celularity Alpha Second Merger Sub LLC, and Celularity Operations, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the 2017 Plan, participants in the ESPP and participants in the 2021 Plan (together with the 2021 Plan and the ESPP, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this registration statement:

(a)	The prospectus filed by the registrant with the Commission pursuant to Rule 424(b)(3) under the Securities Act, on August 12, 2021, relating to the registration statement on Form S-1, as amended (File No. 333- 258600), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2021 (as filed with the Commission on May 24, 2021) and June 30, 2021 (as filed with the Commission on August 19, 2021);

(c)	The description of the registrant’s Class A common stock contained in the registrant’s registration statement on Form 8-A, filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 17, 2019, including any amendments or reports filed for the purpose of updating such description; and

(d)	The registrant’s current reports on Form 8-K filed with the Commission on January 4, 2021, January 8, 2021, March 18, 2021, April 16, 2021, April 30, 2021, May 10, 2021, May 14, 2021, July 15, 2021, July 22, 2021, August 20, 2021, and September 15, 2021, and its current report on Form 8-K/A filed on August 16, 2021.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of Class A common stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The registrant has adopted provisions in the registrant’s certificate of incorporation and bylaws, which became effective in connection with the completion of the registrant’s business combination on July 16, 2021, that limit or eliminate the personal liability of the registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the registrant’s bylaws provide that:

●	the registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

●	the registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions

The registrant has entered into indemnification agreements with its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant or in furtherance of the registrant’s rights. Additionally, certain of the registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the registrant has agreed in the indemnification agreements that the registrant’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the Commission on July 22, 2021).
4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed with the Commission on July 22, 2021).
4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the Commission on July 22, 2021).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of Marcum LLP, independent registered public accounting firm.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of this registration statement).
99.1	Celularity Inc. Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 (File No. 333-252402) filed with the Commission on June 22, 2021).
99.2	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-4 (File No. 333-252402) filed with the Commission on June 22, 2021).
99.3*	Celularity Inc. 2021 Equity Incentive Plan.
99.4*	Forms of Stock Option Grant Notice, Option Agreement, Notice of Exercise, RSU Award Grand Notice, and Award Agreement under the Celularity Inc. 2021 Equity Incentive Plan.
99.5*	Celularity Inc. 2021 Employee Stock Purchase Plan.

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, New Jersey, on October 4, 2021.

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Robert J. Hariri M.D., Ph.D., David C. Beers and Keary Dunn, Esq. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Robert J. Hariri	Chief Executive Officer	October 4, 2021
Robert J. Hariri, M.D., Ph.D.	(Principal Executive Officer)

/s/ David C. Beers	Chief Financial Officer (Principal Financial Officer and	October 4, 2021
David C. Beers	Principal Accounting Officer)

/s/ John Sculley	Director	October 4, 2021
John Sculley

/s/ Jay R. Bloom	Director	October 4, 2021
Jay R. Bloom

/s/ Peter Diamandis	Director	October 4, 2021
Peter Diamandis, M.D.

/s/ Dean C. Kehler	Director	October 4, 2021
Dean C. Kehler

/s/ Lim Kok Thay	Director	October 4, 2021
Lim Kok Thay

/s/ Marc Mazur	Director	October 4, 2021
Marc Mazur

/s/ Robin L. Smith	Director	October 4, 2021
Robin L. Smith, M.D., MBA

/s/ Andrew C. von Eschenbach	Director	October 4, 2021
Andrew C. von Eschenbach, M.D.